Exhibit (d)(8)

FORWARD FUNDS

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT, effective commencing on July 1, 2005, between Hoover Investment Management Co., LLC (the “Sub-Advisor”), Forward Management, LLC (the “Investment Advisor”) and Forward Funds (the “Trust”), on behalf of the Forward Hoover Mini-Cap Fund (the “Fund”), a series of the Trust.

WHEREAS, the Trust is a Delaware statutory trust of the series type organized under a Declaration of Trust dated May 1, 2005 and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, diversified management investment company, and the Fund is a series of the Trust; and

WHEREAS, the Adviser has been retained by the Trust to provide investment advisory services to the Fund with regard to the Fund’s investments, as further described in the Trust’s registration statement on Form N-1A (the “Registration Statement”) and pursuant to an Investment Management Agreement dated July 1, 2005 (“Investment Management Agreement”); and

WHEREAS, the Fund’s Board of Trustees, including a majority of the trustees who are not “interested persons,” as defined in the 1940 Act, and the Fund’s shareholders have approved the appointment of the Sub-Advisor to perform certain investment advisory services for the Trust, on behalf of the Fund pursuant to this Agreement and as described in the Registration Statement and the Sub-Advisor is willing to perform such services for the Fund; and

WHEREAS, the Sub-Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Investment Advisor and the Sub-Advisor as follows:

1. Appointment. The Investment Advisor hereby appoints the Sub-Advisor to perform advisory services to the Fund for the periods and on the terms set forth in this Agreement. The Sub-Advisor accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2. Investment Advisory Duties. Subject to the supervision of the Board of Trustees and the Investment Advisor, the Sub-Advisor will, in coordination with the Investment Advisor, (a) provide a program of continuous investment management for the Fund in accordance with the Fund’s investment objectives, policies and limitations as stated in the Fund’s prospectus and Statement of Additional Information included as part of the Fund’s Registration Statement filed with the Securities and Exchange Commission (“SEC”), as they may be amended from time to time, copies of which shall be provided to the Sub-Advisor by the Investment Advisor; (b) make investment decisions for the Fund; and (c) place orders to purchase and sell securities for the Fund.

In performing its investment management services to the Fund hereunder, the Sub-Advisor will provide the Fund with ongoing investment guidance and policy direction, including oral and written research, analysis, advice, statistical and economic data and judgments regarding individual investments, general economic conditions and trends and long-range investment policy.

The Sub-Advisor further agrees that, in performing its duties hereunder, it will:

(a) comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code of 1986, as amended (the “Code”) and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Trustees;

(b) use reasonable efforts to manage the Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder;

(c) place orders pursuant to its investment determinations for the Fund in accordance with applicable policies expressed in the Fund’s prospectus and/or Statement of Additional Information and in accordance with applicable legal requirements;

(d) furnish to the Trust, the Investment Advisor and/or the Fund’s administrator (the “Administrator”) whatever statistical information the Trust, the Investment Advisor or the Administrator may reasonably request with respect to the Fund’s assets or contemplated investments. In addition, the Sub-Advisor will keep the Trust, the Investment Advisor, the Administrator and the Trustees informed of developments materially affecting the Fund’s portfolio and shall, on the Sub-Advisor’s own initiative, furnish to the Fund from time to time whatever information the Sub-Advisor believes appropriate for this purpose;

(e) make available to the Administrator, the Investment Advisor, and the Trust, promptly upon their request, such copies of its investment records and ledgers with respect to the Fund as may be required to assist the Investment Advisor, the Administrator, and the Trust in their compliance with applicable laws and regulations. The Sub-Advisor will furnish the Trustees, the Administrator, the Investment Advisor, and the Trust with such periodic and special reports regarding the Fund as they may reasonably request;

(f) meet quarterly either in person or by conference call with the Investment Advisor and the Trust’s Board of Trustees to explain its investment management activities, and any reports related to the Fund as may reasonably be requested by the Investment Advisor and/or the Trust;

(g) immediately notify the Investment Advisor and the Fund in the event that the Sub-Advisor or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Advisor from serving as an investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Sub-Advisor further agrees to notify the Fund and the Investment Advisor immediately of any material fact known to the Sub-Advisor respecting or relating to the Sub-Advisor that is not contained in the Fund’s Registration Statement, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect.

3. Investment Guidelines. The Trust or the Investment Advisor shall supply the Sub-Advisor with such information as the Sub-Advisor shall reasonably require concerning the

Fund’s investment policies, restrictions, limitations, tax position, liquidity requirements and other information useful in managing the Fund’s assets.

4. Use of Securities Brokers and Dealers. Purchase and sale orders will usually be placed with brokers which are selected by the Sub-Advisor as able to achieve “best execution” of such orders. “Best execution” shall mean prompt and reliable execution at the most favorable securities price, taking into account the other provisions hereafter set forth. Whenever the Sub-Advisor places orders, or directs the placement of orders, for the purchase or sale of portfolio securities on behalf of the Fund, in selecting brokers or dealers to execute such orders, the Sub-Advisor is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Sub-Advisor’s research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Sub-Advisor may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if the Sub-Advisor determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or the Sub-Advisor’s overall responsibilities to the Sub-Advisor’s discretionary accounts.

Neither the Sub-Advisor nor any parent, subsidiary or related firm shall act as a securities broker with respect to any purchases or sales of securities which may be made on behalf of the Fund. Unless otherwise directed by the Trust or the Investment Advisor in writing, the Sub-Advisor may utilize the service of whatever independent securities brokerage firm or firms it deems appropriate to the extent that such firms are competitive with respect to price of services and execution.

5. Compensation. As compensation for the services provided and expenses assumed by the Sub-Advisor under this Agreement, the Investment Advisor will pay the Sub-Advisor at the end of each calendar month an advisory fee computed daily at an annual rate equal to 0.70% up to $100 million of the Fund’s daily net assets and 0.60% over $100 million of the Fund’s daily net assets. Fees shall be computed and accrued daily and paid monthly based on the average daily net assets of the Fund as determined according to the manner provided in the then-current prospectus of the Fund.

6. Fees and Expenses. The Sub-Advisor shall not be required to pay any expenses of the Fund other than those specifically allocated to the Sub-Advisor in this section. In particular, but without limiting the generality of the foregoing, the Sub-Advisor shall not be responsible for the following expenses of the Fund: organization and certain offering expenses of the Fund (including out-of-pocket expenses, but not including the Sub-Advisor’s overhead and employee costs); fees payable to the Sub-Advisor and to any other Fund advisers or consultants; legal expenses; auditing and accounting expenses; interest expenses; taxes and governmental fees; fees, dues and expenses incurred by or with respect to the Fund in connection with membership in investment company trade organizations; cost of insurance relating to fidelity coverage for the Trust’s officers and employees; fees and expenses of the Fund’s Administrator or of any custodian, subcustodian, transfer agent, registrar, or dividend disbursing agent of the Fund; payments to the Administrator for maintaining the Fund’s financial books and records and calculating its daily net asset value; other payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates; other expenses in connection with the issuance, offering, distribution or sale of securities issued by the Fund; expenses relating to investor and public relations; expenses of registering and qualifying shares of the Fund for sale; freight, insurance and other charges in connection with the shipment of the Fund’s portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of the Fund, or of entering into other transactions or engaging in any investment practices with respect to the Fund; expenses of printing and distributing prospectuses, Statements of Additional Information, reports, notices and dividends to stockholders; costs of stationery or other office supplies; any litigation expenses; costs of stockholders’ and other meetings; the compensation and all expenses (specifically including travel expenses relating to the Fund’s business) of officers, trustees and employees of the Trust who are not interested persons of the Sub-Advisor; and travel expenses (or an appropriate portion thereof) of officers or trustees of the Trust who are officers, directors or employees of the Sub-Advisor to the extent that such expenses relate to attendance at meetings of the Board of Trustees of the Trust with respect to matters concerning the Fund, or any committees thereof or advisers thereto.

7. Books and Records. The Sub-Advisor agrees to maintain such books and records with respect to its services to the Fund as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions. The Sub-Advisor also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Fund and will be surrendered promptly to the Fund upon its request. And the Sub-Advisor further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws and regulations.

8. Aggregation of Orders. Provided the investment objectives, policies and restrictions of the Fund are adhered to, the Trust agrees that the Sub-Advisor may aggregate sales and purchase orders of securities held in the Fund with similar orders being made simultaneously for other accounts managed by the Sub-Advisor or with accounts of the affiliates of the Sub-Advisor, if in the Sub-Advisor’s reasonable judgment such aggregation shall result in an overall economic benefit to the Fund taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. The Trust acknowledges that the determination of such economic benefit to the Fund by the Sub-Advisor represents the Sub-Advisor’s evaluation that the Fund is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

9. Standard of Care and Limitation of Liability. The Sub-Advisor shall exercise its best judgment in rendering the services provided by it under this Agreement. The Sub-Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the holders of the Fund’s shares in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Sub-Advisor against any liability to the Fund or to holders of the Fund’s shares to which the

Sub-Advisor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Sub-Advisor’s reckless disregard of its obligations and duties under this Agreement. As used in this Section 9, the term “Sub-Advisor” shall include any officers, directors, employees or other affiliates of the Sub-Advisor performing services for the Fund.

10. Services Not Exclusive. It is understood that the services of the Sub-Advisor are not exclusive, and that nothing in this Agreement shall prevent the Sub-Advisor from providing similar services to other investment companies (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Sub-Advisor’s ability to meet its obligations to the Fund hereunder. When the Sub-Advisor recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Sub-Advisor recommends the purchase or sale of the same security for the Fund, it is understood that in light of its fiduciary duty to the Fund, such transactions will be executed on a basis that is fair and equitable to the Fund. In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Sub-Advisor nor any of its directors, officers or employees shall act as a principal or agent or receive any commission. If the Sub-Advisor provides any advice to its clients concerning the shares of the Fund, the Sub-Advisor shall act solely as investment counsel for such clients and not in any way on behalf of the Fund.

11. Duration and Termination. This Agreement shall continue until December 31, 2005, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board of Trustees or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Funds’ outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated: (a) at any time without penalty by the Funds upon the vote of a majority of the Trustees or by vote of the majority of a Fund’s outstanding voting securities, upon sixty (60) days’ written notice to the Sub-Advisor; (b) by the Investment Advisor at any time without penalty, upon sixty (60) days’ written notice to the Sub-Advisor or (c) by the Sub-Advisor at any time without penalty, upon sixty (60) days’ written notice to the Trust. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act). Any termination of this Agreement will be without prejudice to the completion of transactions already initiated by the Sub-Advisor on behalf of the Funds at the time of such termination. The Sub-Advisor shall take all steps reasonably necessary after such termination to complete any such transactions and is hereby authorized to take such steps.

12. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of the Fund, and (ii) a majority of the Trustees of the Fund, including a majority of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

13. Proxies. Unless the Trust gives written instructions to the contrary, the Sub-Advisor shall vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested. The Sub-Advisor shall maintain a record of how the Sub-Advisor voted and such record shall be available to the Trust upon its request. The Sub-Advisor shall use its best good faith judgment to vote such proxies in a manner which best serves the interests of the Fund’s shareholders.

14. Notices. Any written notice required by or pertaining to this Agreement shall be personally delivered to the party for whom it is intended, at the address stated below, or shall be sent to such party by prepaid first class mail or facsimile.

If to the Trust:

Forward Funds

433 California Street, Suite 1100

San Francisco, CA 94104

If to the Investment Advisor:

Forward Management, LLC

433 California Street, Suite 1100

San Francisco, CA 94104

If to the Sub-Advisor:

Hoover Investment Management Co., LLC

650 California Street, 30th Floor

San Francisco, CA 94108

15. Confidential Information. The Sub-Advisor shall maintain the strictest confidence regarding the business affairs of the Fund. Written reports furnished by the Sub-Advisor to the Trust or the Investment Advisor shall be treated by such entities as confidential and for the exclusive use and benefit of the Trust except as disclosure may be required by applicable law.

16. Miscellaneous.

(a) This Agreement shall be governed by the laws of the State of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

(b) Concurrently with the execution of this Agreement, the Sub-Advisor is delivering to the Investment Advisor and the Trust a copy of Part II of its Form ADV, as revised, on file with the SEC. The Investment Advisor and the Trust hereby acknowledge receipt of such copy.

(c) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e) Nothing herein shall be construed as constituting the Sub-Advisor as an agent of the Trust or the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of June 24, 2005.

FORWARD FUNDS

By:	/s/ J. ALAN REID, JR.
Name:	J. Alan Reid, Jr.
Title:	President

HOOVER INVESTMENT MANAGEMENT CO., LLC

By:	/s/ IRENE HOOVER
Name:	Irene Hoover
Title:	Managing Member

FORWARD MANAGEMENT, LLC

By:	/s/ J. ALAN REID, JR.
Name:	J. Alan Reid, Jr.
Title:	President